Exhibit 5

Ropes & Gray LLP
One International Place
Boston, MA 02110-2624

January 27, 2004

The Timberland Company
200 Domain Drive
Stratham, NH 03885

Re:	The Timberland Company Registration Statement on Form S-3 for 6,522,441 shares of Class A common stock

Ladies and Gentlemen:

This opinion is furnished to you in connection with the above-referenced registration statement (the "Registration Statement"), filed with the Securities and Exchange Commission under the Securities Act of 1933 (the "Act"), for the registration of 6,522,441 shares of Class A common stock (the "Securities"), of The Timberland Company, a Delaware corporation (the "Company"). The Securities include 4,451,437 issued and outstanding shares of Class A common stock of the Company (the "Outstanding Shares") and 2,071,004 shares of Class A common stock of the Company (the "Conversion Shares" and together with the Outstanding Shares, the "Securities") that may be issued upon the conversion of 2,071,004 issued and outstanding shares of Class B common stock of the Company.

We have acted as counsel for the Company in connection with the issuance of the Securities. For purposes of this opinion, we have examined and relied upon such documents, records, certificates and other instruments as we have deemed necessary.

The opinions expressed below are limited to the Delaware General Corporation Law, including the applicable provisions of the Delaware Constitution and the reported cases interpreting those laws.

Based upon and subject to the foregoing, we are of the opinion that the Outstanding Shares have been duly authorized, validly issued and fully paid and are non-assessable. We are also of the opinion that the Conversion Shares have been duly authorized and, when issued in accordance with the terms of the Class B common stock, will be validly issued and fully paid and will be non-assessable.

We hereby consent to your filing this opinion as an exhibit to the Registration Statement and to the use of our name therein and in the related prospectus under the caption "Validity of Class A Common Stock."

This opinion may be used only in connection with the offer and sale of the Securities while the Registration Statement is in effect.

Very truly yours,

/s/ ROPES & GRAY LLP

Ropes & Gray LLP